SECURITIES AND EXCHANGE COMMISSION


                       WASHINGTON, DC 20549


                             FORM 8-K

                          CURRENT REPORT


        Pursuant to Section 13 or 15(d) of the Securities
                       Exchange Act of 1934



                        June 19, 1998
        (Date of Report, date of earliest event reported)




                           VALHI, INC.
      (Exact name of Registrant as specified in its charter)


       Delaware              1-5467             87-0110150
     (State or other        (Commission        (IRS Employer
          jurisdiction or        File Number)       Identification
          incorporation)                            No.)


      5430 LBJ Freeway, Suite 1700, Dallas, TX     75240-2697
     (Address of principal executive offices)     (Zip Code)



                         (972) 233-1700
       (Registrant's telephone number, including area code)



                         Not applicable
      (Former name or address, if changed since last report)


Item 2:   Acquisition or Disposition of Assets


On June 19, 1998, Valhi purchased 2,948,031 shares of Tremont Corporation common stock, representing approximately 43.8% of the total outstanding common shares of Tremont, from Contran Corporation and certain of Contran's subsidiaries at a cash price of $56 per share, or an aggregate of $165.1 million, in a privately-negotiated transaction. Contran and related entities own, directly and indirectly, approximately 93% of Valhi's outstanding common stock. A special committee of Valhi's board of directors, with the assistance of their own legal and financial advisors, negotiated the terms of the transaction on behalf of Valhi.

The total amount of funds required by Valhi to purchase the Tremont shares was $165.6 million, including fees and expenses. Such funds were provided by Valhi's available cash on hand and the cancellation of approximately $106.6 million of principal and accrued interest owed by Contran to Valhi which was outstanding under a $120 million revolving line of credit between Valhi and Contran. Such revolving line of credit was subsequently terminated.


Item 7: Financial Statements, Pro Forma Financial Information and Exhibits


        (b) Financial statements of business acquired

           Financial statements of Tremont Corporation are not required to be included herein pursuant to the provisions of Rule 3.05(b) of Regulation S-X.


        (b) Pro forma financial information

           Pro forma condensed consolidated financial statements of the Registrant required pursuant to Article 11 of Regulation S-X, which present the pro forma effects of the transactions described in Item 2 above, assuming such transactions had occurred as of the dates set forth in the accompanying notes, are included herein as Exhibit 99.1.


        (c)  Exhibit
             Item No.         Exhibit Index

             10.1 Stock Purchase Agreement dated June 19, 1998 by and between Contran Corporation, Valhi Group, Inc. and National City Lines, Inc., as the Sellers, and Valhi, Inc., as the Purchaser.

             99.1      Pro forma financial information of the Registrant.


                            SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 VALHI, INC.
                                 (Registrant)


                                 By: /s/ Bobby D. O'Brien
                                      Bobby D. O'Brien
                                      Vice President

Date:  June 19, 1998